Exhibit 99

FEDDERS ANNOUNCES FIRST QUARTER
FISCAL 2002 RESULTS

LIBERTY CORNER, NJ - December 20, 2001 - Fedders Corporation (NYSE: FJC and
FJA), a leading global manufacturer of air treatment products, including air conditioners, air cleaners, dehumidifiers and humidifiers, and thermal technology products, today reported sales of $38.1 million for the first quarter of fiscal year 2002 ended November 30, 2001 compared to $41.0 million in the first quarter of fiscal 2001. Sales declined in the quarter mainly due to reduced demand for air cleaners in the semiconductor cleanroom market associated with slowing economic conditions and due to a reduction in off-season sales of room air conditioners.

The gross profit margin improved to 23.5% in the first quarter of fiscal 2002 from 21.0% in the first quarter of fiscal 2001. The improvement is a result of lower costs due to the previously announced restructuring of North American room air conditioner operations. Gross profits in the first quarter included non-recurring manufacturing costs of $0.4 million to complete production at the Maryland and Tennessee plants subsequent to those facilities ceasing production as part of the restructuring plan.

During the first quarter, the company announced that it had completed the acquisition of an air conditioner manufacturing operation in China, now called Fedders Shanghai Co., Ltd. This facility is fully operational and has successfully replaced the production of room air conditioners previously produced at the company's Tennessee plant.

The operating loss for the first quarter was $6.0 million compared to an operating loss of $7.4 million in the prior year period. The prior year loss included a $1.2 million non-cash charge for the re-pricing of unexercised stock options. The company normally reports a loss in the first fiscal quarter due to the seasonality of its business.

Net inventories at the end of the first quarter were $89.1 million compared to $117.0 million at the end of the first quarter last year. The reduction is a result of improved supply chain management efforts company-wide to reduce inventory and improve operational efficiency.

The net loss for the quarter was $7.3 million, or $0.24 per diluted share, compared to a net loss of $7.5 million or $0.23 per diluted share in the first quarter of fiscal year 2001. At November 30, 2001 there were 30.8 million shares outstanding compared to 32.2 million at November 30,2000.

During the first fiscal quarter, the company also announced that it completed two joint ventures that have expanded the company's global operations. In October 2001, Fedders International entered into a joint venture, Universal Comfort Products Private Limited, with Voltas Limited, to produce room air conditioners in India. In November 2001, Fedders' subsidiary, Melcor Corporation, and Quanzhou Hua Yu Electrical Component Factory formed a joint venture, Quanzhou Melcor Hua Yu Thermoelectric Company Ltd., to manufacture thermoelectric modules, which are used to precisely control temperatures in applications such as fiber-optic communications and biotechnology, in China. Both operations provide the company with a presence in major growth markets in the two most populous countries in the world.

This news release may include forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders' SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of announcement.


FEDDERS CORPORATION
RESULTS OF FISCAL 2002 FIRST QUARTER ENDED NOVEMBER 30, 2001
(amounts in thousands, except per share data)


First Quarter (unaudited)                                      2002                   2001

Net sales (1)                                              $ 38,097                 $ 40,979
Operating loss                                               (5,975)                  (7,419)
Net loss                                                     (7,325)                  (7,512)
Loss per share
  Basic and diluted                                           (0.24)                   (0.23)
Weighted average shares outstanding:
  Basic and diluted                                          30,792                   32,865


As of and for the trailing twelve months ended
November 30, 2001 and 2000


Fiscal Year                                                    2002                     2001

Net sales(1)                                               $402,815                 $411,817
Pre tax (loss)income                                        (32,993)                  22,468
Net (loss)income                                            (22,266)                  15,022
Adjusted EBITDA (2)(3)                                       24,496                   52,172


Cash and cash equivalents                                    20,762                   15,201
Accounts receivable, net                                     21,334                   29,205
Inventories, net                                             89,143                  116,964
Accounts payable                                             40,990                   32,773
Long-term debt, including current portion                   167,705                  165,788


FEDDERS CORPORATION
RESULTS OF FISCAL 2002 FIRST QUARTER ENDED NOVEMBER 30, 2001
(amounts in thousands, except per share data)


FIRST QUARTER (unaudited)                                        2002                %             2001              %

Net sales(1)                                                  $ 38,097            100.0          $40,979           100.0
Costs and expenses:

Cost of sales                                                   29,159             76.5           32,363            79.0

Selling, general and
  administrative expense                                        14,913             39.1           16,035            39.1

Total costs and expenses                                        44,072            115.7           48,398           118.1

Operating loss                                                  (5,975)           (15.7)          (7,419)          (18.1)

Interest expense, net                                           (4,424)           (11.6)          (3,573)           (8.7)

Partners' net interest
  in joint venture results                                        (575)            (1.5)            (130)           (0.3)

Other income                                                       122              0.3                -

Loss before income taxes                                       (10,852)           (28.5)         (11,122)          (27.1)

Benefit for income taxes                                         3,527                             3,610

Net loss                                                        (7,325)           (19.2)          (7,512)          (18.3)

Basic and diluted loss per share:                             $  (0.24)                          $ (0.23)


Weighted average number of shares outstanding:

Basic and diluted                                               30,792                            32,865

Adjusted EBITDA (3)(4)                                          (3,153)                           (2,903)


(1) In accordance with Emerging Issues Task Force No. 00-10, "Accounting for Shipping and Handling Fees and Costs", fiscal 2001 shipping expenses have been reclassified from net sales to cost of sales to conform to the current year presentation.

(2) In the trailing twelve months ended November 30,2001, Adjusted EBITDA excludes $8,947 of asset impairment, employee severance and other restructuring charges, $4,031 of one-time inventory charges, $7,583 of deferred compensation charge relating to the retirement of an officer of the Company, an additional $2,283 of other non-recurring inventory write-offs, $1,714 of operating losses incurred at the Tennessee and Maryland facilities subsequent to the announcement that production at these facilities would cease, $716 of other one-time charges and $858 of non-cash income to reduce the compensation accrual due to the re-pricing of a majority of unexercised stock options in fiscal 2001.

(3) In the trailing twelve months and fiscal quarter ending November 30, 2000, Adjusted EBITDA excludes $1,246 of non-cash charge for the re-pricing of a majority of unexercised stock options.

(4) In the first quarter of fiscal 2002, Adjusted EBITDA excludes $350 of operating losses incurred at the Tennessee and Maryland facilities subsequent to the announcement that production at these facilities would cease and $339 of non-cash income to reduce the compensation accrual due to the re-pricing of a majority of unexercised stock options in fiscal 2001.


                                    ###


Contact:  Michael Giordano (908) 604-8686
          investorrelations@fedders.com